Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the use in this Registration Statement on Form S-1 of FXCM Inc. of our report dated June 24, 2010, except for Note 14, as to which the date is September 3, 2010 relating to our audits of the consolidated financial statements of FXCM Holdings, LLC and Subsidiaries at December 31, 2008 and for the years ended December 31, 2008 and 2007, appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to our firm under the captions “Experts” in such Prospectus.
/s/  McGladrey & Pullen, LLP
New York, New York
September 3, 2010